As filed with the Securities and Exchange Commission on April 24, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	6022	34-1406303
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

457 Broadway

Lorain, Ohio 44052-1769

(440) 244-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel E. Klimas

President and Chief Executive Officer

LNB Bancorp, Inc.

457 Broadway

Lorain, Ohio 44052-1769

(440) 244-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John J. Jenkins

Kristofer K. Spreen

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114-1607

Telephone: (216) 622-8200

Facsimile: (216) 241-0816

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred, Series B, no par value per share	25,223	$1,000(1)	$25,223,000(1)	$2,891

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 24, 2012

PROSPECTUS

25,223 Shares

LNB BANCORP, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series B

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the series B preferred shares. The series B preferred shares were originally issued by us pursuant to the Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the series B preferred shares from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these series B preferred shares are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of series B preferred shares by the selling securityholders.

The series B preferred shares are not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the series B preferred shares on any exchange.

Our principal executive offices are located at 457 Broadway, Lorain, Ohio 44052 and our telephone number is (440) 244-6000. Our Internet address is http://www.4lnb.com.

Investing in our series B preferred shares involves risks. Please read “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts or other obligations of any bank or savings association and are not insured or guaranteed by any insurance fund of the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental organization.

The date of this prospectus is         , 2012.

i

ABOUT THIS PROSPECTUS

You should read this prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make a decision to invest in the series B preferred shares. In particular, you should review the information under the heading “Risk Factors” beginning on page 5 of this prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling securityholder are making an offer to sell the series B preferred shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “LNB,” or “the Company” to refer to LNB Bancorp, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:

•

a worsening of economic conditions or slowing of any economic recovery, which could negatively impact, among other things, business activity and consumer spending and could lead to a lack of liquidity in the credit markets;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	increases in interest rates or further weakening of economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans;

•

market conditions or other events that could negatively affect the level or cost of funding, affecting the Company’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth, and new business transactions at a reasonable cost, in a timely manner and without adverse consequences;

•

changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Act and rules and regulations that have been or may be promulgated under the Dodd-Frank Act);

•

persisting volatility and limited credit availability in the financial markets, particularly if market conditions limit the Company’s ability to raise funding to the extent required by banking regulators or otherwise;

•	significant increases in competitive pressure in the banking and financial services industries, particularly in the geographic or business areas in which the Company conducts its operations;

•

limitations on the Company’s ability to return capital to shareholders, including the ability to pay dividends, and the dilution of the Company’s common shares that may result from, among other things, the terms of the TARP Capital Purchase Program, pursuant to which the Company issued securities to the U.S. Treasury;

•	adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions;

•

general economic conditions becoming less favorable than expected, continued disruption in the housing markets and/or asset price deterioration, which have had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet;

•	increases in deposit insurance premiums or assessments imposed on the Company by the Federal Deposit Insurance Corporation (the “FDIC”);

•	a failure of the Company’s operating systems or infrastructure, or those of its third-party vendors, that could disrupt its business;

•	risks that are not effectively identified or mitigated by the Company’s risk management framework; and

•

difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the SEC.

The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or through our website at www.4lnb.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Gary J. Elek, Chief Financial Officer, telephone: (440) 244-6000.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” rather than “filed”):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	the Company’s Definitive Proxy Statement related to its 2012 annual meeting of shareholders, as filed with the SEC on March 13, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Gary J. Elek, Chief Financial Officer, telephone: (440) 244-6000.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the series B preferred shares. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the series B preferred shares. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein to determine whether an investment in the series B preferred shares is appropriate for you.

Business

We are a diversified banking services company headquartered in Lorain, Ohio and organized as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). We engage in lending and depository services, investment services, and other traditional banking services offered through our wholly-owned subsidiary, The Lorain National Bank (the “Bank”). The primary business of the Bank is providing personal, mortgage and commercial banking products, along with investment management and trust services. The Lorain National Bank operates through 20 retail-banking locations and 29 automated teller machines (“ATMs”) in Lorain, Erie, Cuyahoga and Summit counties in the Ohio communities of Lorain, Elyria, Amherst, Avon, Avon Lake, LaGrange, North Ridgeville, Oberlin, Olmsted Township, Vermilion, Westlake and Hudson, as well as a business development office in Cuyahoga County. The Company’s management team (“Management”) believes that the Bank is well positioned to compete successfully in its market area. Management believes that the commitment of the Bank to provide quality personal service and its local community involvement give the Bank a competitive advantage over other financial institutions operating in its markets.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2011. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Offering

Issuer	LNB Bancorp, Inc.

Fixed Rate Cumulative Perpetual Preferred Stock, Series B, offered by us	None

Fixed Rate Cumulative Perpetual Preferred Stock, Series B, offered by selling securityholders	Up to 25,223 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

Use of proceeds	We will not receive any proceeds from the sale of the shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

Listing	Our Fixed Rate Cumulative Perpetual Preferred Stock, Series B is not listed on any exchange.

Risk factors	You should consider carefully the matters set forth under “Risk Factors” beginning on page 5 of this prospectus before deciding to purchase any shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B.

RISK FACTORS

An investment in our series B preferred shares is subject to risks inherent in our business and risks relating to the structure of the series B preferred shares. The material risks and uncertainties that management believes affect your investment in the series B preferred shares are described below and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the information included or incorporated by reference in this prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the series B preferred shares, could be materially and adversely affected and the market price of the series B preferred shares could decline significantly and you could lose some or all of your investment.

Risks Associated with Our Business

For the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated in this prospectus by reference.

Risk Factors Related to an Investment in the Series B Preferred Shares

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary. Dividend payments from the Bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies. The ability of the Bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.

An investment in the series B preferred shares is not an insured deposit.

The series B preferred shares are not bank deposits and, therefore, are not insured against loss by the FDIC or any other public or private entity. Investment in the series B preferred shares is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the capital stock in any company. As a result, if you acquire the series B preferred shares you may lose some or all of your investment.

An active trading market for the series B preferred shares may not develop or be maintained.

The series B preferred shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the series B preferred shares. There can be no assurance that an active trading market for the series B preferred shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the series B preferred shares may be materially and adversely affected.

The series B preferred shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the series B preferred shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the series B preferred shares. The terms of any such future preferred stock expressly senior to the series B preferred shares may prohibit or otherwise restrict dividend payments on the series B preferred shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the series B preferred shares have been paid for the relevant periods, no dividends will be paid on the series B preferred shares, and no series B preferred shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the series B preferred shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the series B preferred shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the series B preferred shares for six quarterly periods, whether or not consecutive, the holders of the series B preferred shares will have no voting rights except with respect to certain fundamental changes in the terms of the series B preferred shares and certain other matters and except as may be required by applicable law. If dividends on the series B preferred shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will increase by two and the holders of the series B preferred shares, acting as a class with any other shares of our preferred stock with parity voting rights to the series B preferred shares, will have the right to elect two individuals to serve in the new director positions at the next annual meeting (or at a special meeting called for this purpose). This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares—Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the series B preferred shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the BHC Act, and federal and state banking regulations, that impact the rights and obligations of owners of the series B preferred shares, including, for example, our ability to declare and pay dividends on, and to redeem, the series B preferred shares. Although the Company does not believe the series B preferred shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHC Act, whether because the Company has missed six dividend payments and holders of the series B preferred shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the series B preferred shares, or a holder of a lesser percentage of our series B preferred shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHC Act. In addition, if the series B preferred shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain more than 5% of the then outstanding series B preferred shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the series B preferred shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the series B preferred shares should consult their own counsel with regard to regulatory implications.

The United States Department of Treasury is a federal agency and your ability to bring a claim against the United States Department of Treasury under the federal securities laws in connection with a purchase of series B preferred shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the United States Department of Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the United States Department of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, the registration statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the series B preferred shares by the United States Department of Treasury would likely be barred.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the series B preferred shares by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated. No series B preferred shares were outstanding during the year ended December 31, 2007, and we did not repay preferred dividends during that period. Consequently, the ratio of earnings to fixed charges and preferred dividends are the same as the ratio of earnings to fixed charges for that period.

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
(unaudited)
Ratios of Earnings to Fixed Charges and Preferred Stock Dividends(1)
Excluding interest on deposits	2.69x	2.66x	(0.05)x	1.90x	3.01x
Including interest on deposits	1.51x	1.45x	0.79x	1.13x	1.25x

(1)	The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

DESCRIPTION OF PREFERRED SHARES

The following is a brief description of the terms of the series B preferred shares that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Second Amended Articles of Incorporation, as amended, including the Certificate of Amendment with respect to the series B preferred shares, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Second Amended Articles of Incorporation, as amended, we have authority to issue up to one million preferred shares, no par value per share. Of such number of preferred shares, 150,000 shares have been designated as series A voting preferred shares, and 25,223 shares have been designated as series B preferred shares, all of which series B preferred shares were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of series B preferred shares are validly issued, fully paid and nonassessable.

Dividends Payable on Series B Preferred Shares

Holders of series B preferred shares are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per series B preferred share with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of series B preferred shares are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per series B preferred share with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series B preferred shares are payable to holders of record of series B preferred shares on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the series B preferred shares, we are required to provide written notice to the holders of series B preferred shares prior to the applicable dividend payment date. Since the dividends on the series B preferred shares are cumulative, we will still remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Ohio state laws relating to the payment of dividends.

We are not obligated to pay holders of the series B preferred shares any dividend in excess of the dividends on the series B preferred shares that are payable as described above. There is no sinking fund with respect to dividends on the series B preferred shares.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the series B preferred shares will rank:

•	senior to our common shares and all other equity securities designated as ranking junior to the series B preferred shares; and

•

at least equally with all other equity securities designated as ranking on a parity with the series B preferred shares, or parity stock, including our series A voting preferred shares (of which, as of the date of this prospectus, 150,000 shares are designated, but none are issued), with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of LNB.

So long as any series B preferred shares remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on LNB’s common shares or other junior stock, other than a dividend payable solely in common shares. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any of our common shares or other junior stock unless we have paid in full all accrued dividends on the series B preferred shares for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common shares or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by broker-dealer subsidiaries of LNB solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of LNB for resale pursuant to an offering by LNB of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not LNB or a subsidiary of LNB, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common shares.

If we repurchase series B preferred shares from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series B preferred shares then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the series B preferred shares and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the series B preferred shares), with respect to the series B preferred shares and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common shares and any other stock ranking equally with or junior to the series B preferred shares from time to time out of any funds legally available for such payment, and the series B preferred shares shall not be entitled to participate in any such dividend.

Redemption

The series B preferred shares may be redeemed at any time, subject to the approval of the appropriate federal banking agency, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption, provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder or record of the redeemed shares on the dividend record date.

The series B preferred shares will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of series B preferred shares have no right to require the redemption or repurchase of the series B preferred shares.

If fewer than all of the outstanding series B preferred shares are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of the series B preferred shares in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

The Securities Purchase Agreement between us and the United States Treasury Department provides that so long as the initial selling securityholder continues to own any series B preferred shares, we may not repurchase any series B preferred shares from any other holder of such shares unless we offer to repurchase a ratable portion of the series B preferred shares then held by initial selling securityholder on the same terms and conditions.

We will mail notice of any redemption of the series B preferred shares by first class mail, postage prepaid, addressed to the holders of record of the series B preferred shares to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of the series B preferred shares designated for redemption will not affect the redemption of any other series B preferred shares. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where the series B preferred shares are to be redeemed, and the number of series B preferred shares to be redeemed (and, if less than all series B preferred shares held by the applicable holder, the number of shares to be redeemed from the holder).

Series B preferred shares that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued preferred shares, which may then be reissued by us as any series of preferred stock other than the series B preferred shares.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of series B preferred shares will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the series B preferred shares will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common shares or any other shares ranking, as to that distribution, junior to the series B preferred shares.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of the series B preferred shares and all holders of any shares of outstanding parity stock, the amounts paid to the holders of the series B preferred shares and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of the series B preferred shares has been paid in full to all holders of the series B preferred shares and other shares of parity stock, the holders of our common shares or any other shares ranking, as to such distribution, junior to the series B preferred shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

No Conversion Rights

Holders of the series B preferred shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

Except as indicated below or otherwise required by law, the holders of series B preferred shares will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the series B preferred shares have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of series B preferred shares, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. At such time, this right will terminate which respect to the series B preferred shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the series B preferred shares. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market® (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of series B preferred shares and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of LNB will be reduced by the number of preferred stock directors that the holders of series B preferred shares and voting parity stock had been entitled to elect. The holders of a majority of the series B preferred shares and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the series B preferred shares and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Although the Company does not believe the series B preferred shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHC Act, whether because the Company has missed six dividend payments and holders of the series B preferred shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the series B preferred shares, or a holder of a lesser percentage of our series B preferred shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHC Act. In addition, if the series B preferred shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain more than 5% of the then outstanding series B preferred shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the series B preferred shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the series B preferred shares should consult their own counsel with regard to regulatory implications.

Other Voting Rights. So long as any shares of series B preferred shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our Second Amended Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the series B preferred shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our Second Amended Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the series B preferred shares with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of LNB;

•

any amendment, alteration or repeal of any provision of the Certificate of Amendment for the series B preferred shares so as to adversely affect the rights, preferences, privileges or voting powers of the series B preferred shares; or

•

any consummation of a binding share exchange or reclassification involving the series B preferred shares or of a merger or consolidation of LNB with another entity, unless the series B preferred shares remain outstanding following any such transaction or, if LNB is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of series B preferred shares or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the series B preferred shares, taken as a whole.

Provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized series B preferred shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 12, 2008 and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the series B preferred shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the series B preferred shares and will not require the vote or consent of the holders of the series B preferred shares.

To the extent of the voting rights of the series B preferred shares, each holder of series B preferred shares will have one vote for each $1,000 of liquidation preference to which such holder’s series B preferred shares are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding series B preferred shares have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of series B preferred shares to effect the redemption.

SELLING SECURITYHOLDER

On December 12, 2008, we issued the series B preferred shares covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the series B preferred shares they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	25,223 shares of series B preferred shares, representing beneficial ownership of 100% of the series B preferred shares outstanding on the date of this prospectus.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the series B preferred shares covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the series B preferred shares. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the series B preferred shares.

We do not know when or in what amounts the selling securityholders may offer the series B preferred shares for sale. The selling securityholders might not sell any or all of the series B preferred shares offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the series B preferred shares that will be held by the selling securityholders after completion of the offering. We will not receive any proceeds from the sale of any series B preferred shares sold by the selling securityholders.

Our operations are regulated by various U.S. governmental authorities, including in certain respects by the United States Department of Treasury. Other than through its role as a regulator and with respect to the acquisition of the series B preferred shares, a warrant to purchase 561,343 of the Company’s common shares, and any common shares issuable from time to time upon exercise of such warrant, the initial selling securityholder has not had a material relationship with us.

The United States Department of Treasury acquired the series B preferred shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by the United States Department of Treasury and is derived from its website. The initial selling securityholder is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. It is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. It operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. It works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. It also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, the initial selling securityholder was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against the initial selling securityholder alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus, or any other act or omission in connection with the offering to which this prospectus relate, likely would be barred. In addition, the initial selling securityholder and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of the initial selling securityholder for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred. See “Risk Factors – The United States Department of Treasury is a federal agency and your ability to bring a claim against the United States Department of Treasury under the federal securities laws in connection with a purchase of series B preferred shares may be limited.”

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the series B preferred shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the series B preferred shares. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The series B preferred shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the preferred shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the series B preferred shares on any securities exchange or for inclusion of the series B preferred shares in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the series B preferred shares.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses in connection with the registration of the securities covered by this prospectus.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the series B preferred shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), United States Department of Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the series B preferred shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the series B preferred shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the series B preferred shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the series B preferred shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the series B preferred shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the series B preferred shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding series B preferred shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the series B preferred shares.

U.S. Holders

Distributions on the Series B Preferred Shares. In general, if distributions are made with respect to the series B preferred shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the series B preferred shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemption of the Series B Preferred Shares.”

Dividends received by individual holders of the series B preferred shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to series B preferred shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the series B preferred shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the series B preferred shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in United States Department of Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of series B preferred shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such series B preferred shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Series B Preferred Shares. On the sale or exchange of the series B preferred shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the series B preferred shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of series B preferred shares by us, your surrender of the series B preferred shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the series B preferred shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of series B preferred shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the series B preferred shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•

the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the series B preferred shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the series B preferred shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Series B Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the series B preferred shares. Your tax basis in the redeemed series B preferred shares should be transferred to your remaining series B preferred shares. If, however, you have no remaining series B preferred shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the series B preferred shares will generally be subject to the rules described above under “U.S. Holders—Distributions on the Series B Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the series B preferred shares and to certain payments of proceeds on the sale or other disposition of the series B preferred shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the series B preferred shares and certain payments of proceeds on the sale or other disposition of the series B preferred shares unless the beneficial owner of the series B preferred shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Series B Preferred Shares. Distributions treated as dividends as described above under “U.S. Holders—Distributions on the Series B Preferred Shares” paid to a non-U.S. holder of the series B preferred shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Series B Preferred Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the series B preferred shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our series B preferred shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the series B preferred shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of the Series B Preferred Shares,” in which event such payment would be subject to tax as discussed above under “—Distributions on the Series B Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the series B preferred shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the series B preferred shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the series B preferred shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the series B preferred shares or on the proceeds from a sale or other disposition of the series B preferred shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Series B Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Department of Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of series B preferred shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the United States Department of Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the series B preferred shares made after December 31, 2013, and payments of gross proceeds from a disposition of the series B preferred shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

LEGAL MATTERS

The validity of the series B preferred shares offered hereby will be passed upon for us by Calfee, Halter & Griswold LLP.

EXPERTS

The consolidated financial statements of LNB and its subsidiaries as of December 31, 2011 and 2010 and for the years then ended incorporated in this document by reference from LNB’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC Registration Fee	$2,891
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	15,000
Miscellaneous	10,000

Total	$57,891

Item 14.	Indemnification of Directors and Officers.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Our directors and officers also may be indemnified by us pursuant to Article VI of LNB’s Amended Code of Regulations, which provides as follows:

SECTION 1. Definitions.

For purposes of this Article, the following words and phrases shall have the meanings designated below:

a. “Claim” means, with respect to any Indemnified Individual, any and all threatened, pending or completed claims, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise and whether under State or Federal law) and any and all appeals related thereto; and

b. “Indemnified Individual” means, subject to Section 8 of this Article, such of the following as the board of directors may determine (by a majority vote of a quorum of disinterested directors): all past, present and future shareholders, directors, officers, employees and other agents of LNB acting in any capacity at the request of or on behalf of LNB; and

c. “Liabilities” means any and all judgments, decrees, fines, investigation costs, penalties, expenses, fees, amounts paid in settlement, costs, losses, expenses (including, but not limited to, attorneys’ fees and court costs), charges, and any other liabilities actually and reasonably incurred by an Indemnified Individual with respect to any Claim, either before or after final disposition of the Claim.

SECTION 2. Indemnification for Third-Party Claims.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim (other than a Claim by or in the right of LNB), under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if such Indemnified Individual has acted in good faith and in a manner the Indemnified Individual reasonably believed to be in and not opposed to the best interests of the LNB and, with respect to any criminal action or proceeding, if the Indemnified Individual had no reasonable cause to believe the Indemnified Individual’s conduct was unlawful; provided, however, that (unless otherwise determined by a majority vote of a quorum of disinterested directors) LNB shall not indemnify or save harmless an Indemnified Individual for such person’s willful misconduct.

SECTION 3. Indemnification for Claims by or in the Right of LNB.

To the fullest extent authorized or permitted by law, the shareholders hereby determine that LNB shall indemnify and save harmless any and all Indemnified Individuals from and against all Liabilities arising or resulting from any Claim by or in the right of LNB, under which the Indemnified Individual is a party or participant because of actions or omissions of LNB or of the Indemnified Individual or of any shareholder, director, officer, employee, agent or other person acting in any capacity at the request of or on behalf of LNB, if the Indemnified Individual acted in good faith and in a manner the Indemnified Individual reasonably believed to be in (or not opposed to) the best interests of LNB; provided, however, that LNB shall not indemnify or save harmless an Indemnified Individual for (i) such person’s adjudicated negligence or misconduct in the performance of the Indemnified Individual’s duty to LNB, or (ii) a violation of Section 1701.95 of the Ohio Revised Code.

SECTION 4. Release from Liability and Contribution.

To the fullest extent authorized or permitted by law, no Indemnified Individual shall be liable to LNB or to any other person and no Claim shall be maintained against any Indemnified Individual by LNB (or, for LNB’s benefit, by any other shareholder) because of any action or omission (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of such Indemnified Individual in any capacity at the request of or on behalf of LNB; provided, however, that an Indemnified Individual shall be liable to LNB for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors. To the fullest extent authorized or permitted by law, no Indemnified Individual shall be responsible for or be required to contribute to the payment of any Liabilities incurred by LNB or by any other Indemnified Individual because of the actions or omissions (except for willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors) of any Indemnified Individual serving in any capacity at the request of or on behalf of LNB; provided, however, that an Indemnified Individual shall be liable to LNB and to any other Indemnified Individual for the Indemnified Individual’s willful misconduct, unless otherwise determined by a majority vote of a quorum of disinterested directors.

SECTION 5. Subrogation.

To the extent of any payment by LNB under this Article, LNB: (i) shall be subrogated to all the Indemnified Individual’s rights of recovery from any other person and, as a condition precedent to any indemnification or other rights under this Article, such Indemnified Individual shall execute all reasonable documents and take all reasonable actions requested by LNB to implement LNB’s right of subrogation, and (ii) hereby waives any right of subrogation against or contribution from an Indemnified Individual.

SECTION 6. Insurance and Similar Protection.

Whether or not the indemnification, release and other provisions of Section 2, Section 3 or Section 4 of this Article apply, LNB may purchase and maintain insurance upon and/or furnish similar protection (including, but not limited to: trust funds, letters of credit and self-insurance) for any Indemnified Individual to cover any Liabilities such Indemnified Individual might incur from the exercise of the Indemnified Individual’s duties for LNB or from such Indemnified Individual’s capacity as an agent or representative of LNB.

SECTION 7. Other Rights.

The provisions of this Article shall be in addition to and shall not exclude or limit any rights or benefits to which any Indemnified Individual is or may be otherwise entitled: (a) as a matter of law or statute; (b) by the LNB’s Second Amended Articles of Incorporation, Amended Code of Regulations or any bylaws; (c) by any agreement; (d) by the vote of shareholders or directors; or (e) otherwise.

SECTION 8. Conditions and Limitations.

a. As a condition precedent to the indemnification, release and/or performance of any other obligation of the LNB under this Article, the Indemnified Individual must first: (1) promptly notify the President or Corporate Secretary of LNB of any actual or potential Claim; and (2) authorize and permit LNB, in its sole discretion, to choose any legal counsel to defend and otherwise handle the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (3) permit LNB to assume total, complete and exclusive control of the Claim and all proceedings and matters related thereto (including, but not limited to, any counter-claims, cross-claims and defenses); and (4) in all respects, cooperate with LNB and its counsel in the defense of the Claim and in the prosecution of any counter-claims, cross-claims and defenses.

b. At LNB’s option, LNB’s obligations under this Article may cease and terminate (without notice or demand): (i) if the Indemnified Individual is an employee of LNB, upon termination of the Indemnified Individual’s employment with LNB, or (ii) if the Indemnified Individual is a director or officer, upon removal of such director or officer for cause (as determined by the board of directors) in accordance with the Amended Code of Regulations.

LNB has entered into employment agreements with certain of its officers which provide for indemnification for matters relating to such officer’s good faith actions or omissions arising from the performance of such officer’s duties thereunder. Indemnification pursuant to such agreements is conditioned upon such officer (a) notifying LNB of any actual or potential claims, (b) authorizing and permitting LNB, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claims and all proceedings and matters relating thereto, (c) permitting LNB to assume total, complete and exclusive control of the claims and all proceedings and matters relating thereto and (d) cooperating in all respects with LNB in handling the claims and all proceedings and matters related thereto.

LNB carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

On August 4, 2010, LNB entered into a privately-negotiated agreement (the “Exchange Agreement”) with EJF Debt Opportunities Master Fund, LP and LAM Financial Holdings LTD, LLP (the “Sellers”) to purchase $2.125 million aggregate principal amount of trust originated floating rate preferred securities (the “Floating Rate Trust Securities”) issued by LNB Trust I, an affiliated Delaware trust (“LNB Trust I”), and $2.125 million aggregate principal amount of trust originated fixed rate preferred securities (the “Fixed Rate Trust Securities” and together with the Floating Rate Trust Securities, the “Trust Securities”) issued by LNB Trust II, an affiliated Delaware trust (“LNB Trust II”), held by the Sellers. The purchase price of the Trust Securities equaled 48% of the face amount of the Trust Securities and was paid for in 462,234 common shares of the Company. This amount was determined based on the greater of the average of the dollar volume-weighted average prices per share of the common shares for each of the five consecutive trading days ending on and including the second trading day immediately preceding the date of purchase and 90% of the market price of the common shares (as defined in the Exchange Agreement) on the trading day immediately preceding the date of purchase. The Company also delivered cash to the Sellers in an amount equal to the accrued and unpaid distributions due on the Trust Securities.

The issuance of the common shares to the Sellers in exchange for the Trust Securities made by the Company under the Exchange Agreement was made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereunder on the basis that the transaction constituted an exchange with an existing holder of the Company’s securities and no commission or other remuneration outside the consideration under the Exchange Agreement was paid or given directly or indirectly to any party for soliciting such exchange.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description of Exhibits

3.1	LNB Bancorp, Inc. Second Amended Articles of Incorporation. Incorporated by reference herein from Exhibit 3(a) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

3.2	Certificate of Amendment to the Amended Articles of Incorporation, filed with the Ohio Secretary of State on December 11, 2008. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on December 17, 2008.

3.3	Certificate of Amendment to Amended Articles of Incorporation, filed with the Ohio Secretary of State on October 25, 2010. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on October 25, 2010.

3.4	LNB Bancorp, Inc. Amended Code of Regulations. Incorporated by reference herein from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed March 16, 2007.

4.1	Rights Agreement between LNB Bancorp, Inc. and Registrar and Transfer Company, as rights agent, dated October 25, 2010, including the Form of Right Certificate and the Summary of Rights to Purchase Preferred Shares. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on October 25, 2010.

4.2	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to floating rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.3	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to fixed rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.4	Amended and Restated Declaration of Trust of LNB Trust I, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.3 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.5	Amended and Restated Declaration of Trust of LNB Trust II, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.4 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.6	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust I, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.2 of the Company’s Form 8-K filed on August 6, 2010.

4.7	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.3 of the Company’s Form 8-K filed on August 6, 2010.

4.8	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust II, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.4 of the Company’s Form 8-K filed on August 6, 2010.

4.9	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.5 of the Company’s Form 8-K filed on August 6, 2010.

4.10	Form of Warrant for Purchase of Shares of Common Stock. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on December 17, 2008.

5.1**	Opinion of Calfee, Halter & Griswold LLP.

Exhibit Number	Description of Exhibits
10.1*	Form of Stock Appreciation Rights Agreement. Incorporated by reference herein from Exhibit 10.1 to the Company’s Form 8-K filed January 25, 2006.

10.2*	LNB Bancorp, Inc. Stock Appreciation Rights Plan, as restated. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 8-K filed on December 18, 2009.

10.3*	Stock Option Agreement, effective as of June 27, 2005, between the Company and Frank A. Soltis. Incorporated by reference herein from Exhibit 10.2 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2005.

10.4*	Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc. dated January 28, 2005. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

10.5*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of July 16, 2008. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on July 18, 2008.

10.6*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 12, 2008. Incorporated by reference herein from Exhibit 10(f) to the Company’s Form 10-K for the fiscal year ended December 31, 2008.

10.7*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 15, 2009. Incorporated by reference herein from Exhibit 10.3 of the Company’s Form 8-K filed on December 18, 2009.

10.8	The Lorain National Bank Retirement Pension Plan amended and restated effective December 31, 2002, dated November 19, 2002. Incorporated by reference herein from Exhibit 10 to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

10.9	Lorain National Bank Group Term Carve Out Plan dated August 7, 2002. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2002.

10.10	Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated December 15, 2000. Incorporated by reference herein from Exhibit 10(n) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.11	Amendment to Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated October 6, 2003. Incorporated by reference herein from Exhibit (10a) to the Company’s Form 10-K for the fiscal year ended December 31, 2003.

10.12	Supplemental Retirement Agreement by and between Gregory D. Friedman and LNB Bancorp, Inc. and The Lorain National Bank dated December 22, 2000. Incorporated by reference herein from Exhibit 10(p) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.13	Agreement To Join In The Filing of Consolidated Federal Income Tax Returns between LNB Bancorp, Inc. and The Lorain National Bank dated February 27, 2004. Incorporated by reference herein from Exhibit 10(w) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.14*	LNB Bancorp, Inc. 2006 Stock Incentive Plan, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 18, 2009.

10.15	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust I. Incorporated by reference herein from Exhibit 10. 1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

10.16	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust II. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

Exhibit Number	Description of Exhibits

10.17*	Form of Nonqualified Stock Option Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 6, 2008.

10.18	Letter Agreement, dated December 12, 2008, between the Company and the U.S. Treasury, which includes the Securities Purchase Agreement — Standard Terms attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and Warrant. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 17, 2008.

10.19*	2009 Management Incentive Plan for Key Executives, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on November 10, 2009.

10.20*	Form of Restricted Stock Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 25, 2010.

10.21	Exchange Agreement, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on August 6, 2010.

12.1**	Statement regarding computation of earnings to fixed charges and preferred stock dividends.

21.1	Subsidiaries of LNB Bancorp, Inc. Incorporated by reference herein from Exhibit 21.1 of the Company’s Form 10-K for the fiscal year ended December 31, 2011.

23.1**	Consent of Plante & Moran, PLLC.

23.2**	Consent of Calfee, Halter & Griswold LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page).

*	Management contract, compensatory plan or arrangement
**	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lorain, State of Ohio, on April 24, 2012.

LNB BANCORP, INC.

By:	/s/ Daniel E. Klimas
Name:	Daniel E. Klimas
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of LNB Bancorp, Inc., hereby severally constitute and appoint James R. Herrick, Daniel E. Klimas and Gary J. Elek, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Klimas Daniel E. Klimas	President, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2012

/s/ Gary J. Elek Gary J. Elek	Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2012
/s/ James R. Herrick James R. Herrick	Chairman and Director	April 24, 2012

/s/ Terry D. Goode Terry D. Goode	Vice Chairman and Director	April 24, 2012

/s/ Robert M. Campana Robert M. Campana	Director	April 24, 2012

/s/ J.Martin Erbaugh J.Martin Erbaugh	Director	April 24, 2012

/s/ Lee C. Howley Lee C. Howley	Director	April 24, 2012

/s/ Daniel G. Merkel Daniel G. Merkel	Director	April 24, 2012

/s/ Thomas P. Perciak Thomas P. Perciak	Director	April 24, 2012

/s/ Jeffrey F. Riddell Jeffrey F. Riddell	Director	April 24, 2012

John W. Schaeffer, M.D.	Director	April 24, 2012

/s/ Donald F. Zwilling Donald F. Zwilling	Director	April 24, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	LNB Bancorp, Inc. Second Amended Articles of Incorporation. Incorporated by reference herein from Exhibit 3(a) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

3.2	Certificate of Amendment to the Amended Articles of Incorporation, filed with the Ohio Secretary of State on December 11, 2008. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on December 17, 2008.

3.3	Certificate of Amendment to Amended Articles of Incorporation, filed with the Ohio Secretary of State on October 25, 2010. Incorporated by reference herein from Exhibit 3.1 of the Company’s Form 8-K filed on October 25, 2010.

3.4	LNB Bancorp, Inc. Amended Code of Regulations. Incorporated by reference herein from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed March 16, 2007.

4.1	Rights Agreement between LNB Bancorp, Inc. and Registrar and Transfer Company, as rights agent, dated October 25, 2010, including the Form of Right Certificate and the Summary of Rights to Purchase Preferred Shares. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on October 25, 2010.

4.2	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to floating rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.3	Indenture, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to fixed rate Junior Subordinated Debt Securities Due June 15, 2037. Incorporated by reference herein from Exhibit 4.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.4	Amended and Restated Declaration of Trust of LNB Trust I, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.3 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.5	Amended and Restated Declaration of Trust of LNB Trust II, dated as of May 9, 2007. Incorporated by reference herein from Exhibit 4.4 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

4.6	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust I, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.2 of the Company’s Form 8-K filed on August 6, 2010.

4.7	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.3 of the Company’s Form 8-K filed on August 6, 2010.

4.8	Amendment No. 1 to Amended and Restated Declaration of Trust of LNB Trust II, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 99.4 of the Company’s Form 8-K filed on August 6, 2010.

4.9	First Supplemental Indenture, dated as of August 4, 2010, between the Company and Wells Fargo Bank, National Association. Incorporated by reference herein from Exhibit 99.5 of the Company’s Form 8-K filed on August 6, 2010.

4.10	Form of Warrant for Purchase of Shares of Common Stock. Incorporated by reference herein from Exhibit 4.1 of the Company’s Form 8-K filed on December 17, 2008.

5.1**	Opinion of Calfee, Halter & Griswold LLP.

Exhibit Number	Description of Exhibits
10.1*	Form of Stock Appreciation Rights Agreement. Incorporated by reference herein from Exhibit 10.1 to the Company’s Form 8-K filed January 25, 2006.

10.2*	LNB Bancorp, Inc. Stock Appreciation Rights Plan, as restated. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 8-K filed on December 18, 2009.

10.3*	Stock Option Agreement, effective as of June 27, 2005, between the Company and Frank A. Soltis. Incorporated by reference herein from Exhibit 10.2 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2005.

10.4*	Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc. dated January 28, 2005. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

10.5*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of July 16, 2008. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on July 18, 2008.

10.6*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 12, 2008. Incorporated by reference herein from Exhibit 10(f) to the Company’s Form 10-K for the fiscal year ended December 31, 2008.

10.7*	Amendment to Employment Agreement by and between Daniel E. Klimas and LNB Bancorp, Inc., dated as of December 15, 2009. Incorporated by reference herein from Exhibit 10.3 of the Company’s Form 8-K filed on December 18, 2009.

10.8	The Lorain National Bank Retirement Pension Plan amended and restated effective December 31, 2002, dated November 19, 2002. Incorporated by reference herein from Exhibit 10 to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

10.9	Lorain National Bank Group Term Carve Out Plan dated August 7, 2002. Incorporated by reference herein from Exhibit 10(a) to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2002.

10.10	Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated December 15, 2000. Incorporated by reference herein from Exhibit 10(n) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.11	Amendment to Supplemental Retirement Benefits Agreement by and between Gary C. Smith and LNB Bancorp, Inc., and The Lorain National Bank dated October 6, 2003. Incorporated by reference herein from Exhibit (10a) to the Company’s Form 10-K for the fiscal year ended December 31, 2003.

10.12	Supplemental Retirement Agreement by and between Gregory D. Friedman and LNB Bancorp, Inc. and The Lorain National Bank dated December 22, 2000. Incorporated by reference herein from Exhibit 10(p) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.13	Agreement To Join In The Filing of Consolidated Federal Income Tax Returns between LNB Bancorp, Inc. and The Lorain National Bank dated February 27, 2004. Incorporated by reference herein from Exhibit 10(w) of the Company’s Form 10-K for the fiscal year ended December 31, 2005.

10.14*	LNB Bancorp, Inc. 2006 Stock Incentive Plan, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 18, 2009.

10.15	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust I. Incorporated by reference herein from Exhibit 10. 1 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

10.16	Guarantee Agreement, dated as of May 9, 2007, by and between LNB Bancorp, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to securities of LNB Trust II. Incorporated by reference herein from Exhibit 10.2 of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.

Exhibit Number	Description of Exhibits

10.17*	Form of Nonqualified Stock Option Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 6, 2008.

10.18	Letter Agreement, dated December 12, 2008, between the Company and the U.S. Treasury, which includes the Securities Purchase Agreement — Standard Terms attached thereto, with respect to the issuance and sale of the Series B Preferred Stock and Warrant. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on December 17, 2008.

10.19*	2009 Management Incentive Plan for Key Executives, as restated. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on November 10, 2009.

10.20*	Form of Restricted Stock Agreement under the LNB Bancorp, Inc. 2006 Stock Incentive Plan. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed February 25, 2010.

10.21	Exchange Agreement, dated as of August 4, 2010. Incorporated by reference herein from Exhibit 10.1 of the Company’s Form 8-K filed on August 6, 2010.

12.1**	Statement regarding computation of earnings to fixed charges and preferred stock dividends.

21.1	Subsidiaries of LNB Bancorp, Inc. Incorporated by reference herein from Exhibit 21.1 of the Company’s Form 10-K for the fiscal year ended December 31, 2011.

23.1**	Consent of Plante & Moran, PLLC.

23.2**	Consent of Calfee, Halter & Griswold LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page).

*	Management contract, compensatory plan or arrangement
**	Filed herewith.